Exhibit 10.4

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (“Amendment”) dated October 12, 2018, is made by and among Westport Axle Corp. (“Borrower”), the Lenders (as defined below) and Comerica Bank, as administrative agent for the Lenders (in such capacity, “Agent”).

RECITALS

A.

Borrower entered into that certain Credit Agreement dated as of December 23, 2015, as amended by First Amendment to Credit Agreement dated as of April 18, 2016, and Second Amendment to Credit Agreement dated April 27, 2017, but with effect as of December 31, 2016 (as further amended, restated or otherwise modified from time to time, the “Credit Agreement”) with Agent and the financial institutions from time to time signatory thereto (each, individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), under which the Lenders extended (or committed to extend) credit to Borrower, as set forth therein.

B.

Borrower has requested the Lenders to advance a new Term Loan in order to (1) re-finance the remaining balance outstanding under the Term Loan made under the Credit Agreement on December 23, 2015, (2) finance the purchase price for Borrower’s acquisition of the entire issued and outstanding capital stock of Specialized Rail Service, Inc., a Nevada corporation (“SRS”) and certain real property and improvements located in Clearfield, Utah (those acquisitions collectively, the “SRS Acquisition”), and (3) repay a portion of the principal balance outstanding under the Revolving Credit.

C.	Borrower has also requested that Agent and the Lenders agree to certain amendments to the Credit Agreement and other Loan Documents.
D.

The Lenders are willing to provide the new Term Loan, and Agent and the Lenders are willing to amend the Credit Agreement and other Loan Documents, but only on the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Borrower, Agent and the Lenders agree as follows:

1.Amendments.

(a)The following terms and their definitions set forth in Section 1.1 of the Credit Agreement are amended entirely to read as follows:

“Applicable Recapture Percentage” means twenty-five percent (25%); provided, however, if as of the last day of the applicable Fiscal Year the Total Debt to EBITDA Ratio is 1.50:1.00 or less, then the Applicable Recapture Percentage shall be zero percent (0%) with respect to such Fiscal Year.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or Agent on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including, without limitation, any risk-based capital guidelines or any interpretation, administration, request, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the Effective Date, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Consolidated EBITDA” means, as of any date of determination and for any period of determination, the sum of:

the pretax earnings of Borrower and its Subsidiaries, for the applicable period ending on such date of determination, plus,

to the extent deducted in computing such pretax earnings, (i) interest expense for that period, (ii) depreciation and amortization expense for that period, and (iii) non-cash losses during such period, minus the sum of (i) to the extent included in the calculation of pretax earnings, non-cash gains or other income during such period, and (ii) to the extent included in the calculation of pretax earnings, any extraordinary income, in each case determined in accordance with GAAP.

“Revolving Credit Maturity Date” means the earlier to occur of (i) October 12, 2023, or such later date to which the Revolving Credit Maturity Date has been extended, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Term Loan” means (a) from the Effective Date to the Third Amendment Effective Date, the 2016 Term Loan, and (b) thereafter, the 2018 Term Loan.

“Term Loan Maturity Date” means October 12, 2023.

(b)The following new terms and definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“2016 Term Loan” means the term loan made to Borrower by the Term Loan Lenders pursuant to Section 4.1 on the Effective Date, in the original aggregate principal amount of Forty Million Dollars ($40,000,000).

“2018 Term Loan” means the term loan to be made to Borrower by the Term Loan Lenders pursuant to Section 4.1 on the Third Amendment Effective Date, in the original aggregate principal amount of Thirty Million Dollars ($30,000,000).

“Third Amendment Effective Date” means the date on which all the conditions precedent set forth in Section 3 to the Third Amendment to this Credit Agreement have been satisfied.

“SRS Acquisition” means, collectively, the acquisition by Borrower of the entire issued and outstanding capital stock of Specialized Rail Service, Inc., a Nevada corporation, and certain real property and improvements located in Clearfield, Utah.

(c)Clause (k)(iii) in the definition of “Eligible Accounts”, appearing in Section 1.1 of the Credit Agreement, is amended entirely to read as follows:

(iii)a citizen or resident of any jurisdiction other than one of the United States, unless such Account is secured by a letter of credit issued by a bank acceptable to Agent which letter of credit shall be in form and substance acceptable to Agent, except that up to $1,500,000 in aggregate of Accounts owing by Meritor Manufacturing de Mexico which satisfy all other requirements of an Eligible Account shall be deemed to be Eligible Accounts hereunder; or

(d)Clause (i) in the definition of “Permitted Liens”, appearing in Section 1.1 of the Credit Agreement, is amended entirely to read as follows:

(i)other Liens, existing on the Third Amendment Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Third Amendment Effective Date and otherwise in compliance with this Agreement;

(e)The defined term “UTSI” and its definition set forth in Section 1.1 of the Credit Agreement is replaced entirely with the following:

“ULHI” means Universal Logistics Holdings, Inc., a Michigan corporation, formerly known as Universal Truckload Services, Inc.

and wherever “UTSI” appears in the Credit Agreement, it is replaced with “ULHI” and wherever “UTSI Guaranty” appears in the Credit Agreement, it is replaced with “ULHI Guaranty”.

(f)Section 4.1 of the Credit Agreement is amended entirely to read as follows:

4.1Term Loan.  Subject to the terms and conditions hereof, each Term Loan Lender, severally and for itself alone, agrees to lend to Borrower, in a single disbursement in Dollars on the Third Amendment Effective Date an amount equal to such Lender’s Percentage of the 2018 Term Loan, provided that each Lender’s Percentage of the outstanding balance of the 2016 Term Loan shall be deemed automatically advanced and outstanding under the 2018 Term Loan on the Third Amendment Effective Date.

(g)Section 4.3(a) of the Credit Agreement is amended entirely to read as follows:

(a)Borrower shall repay the 2018 Term Loan in quarterly principal installments of One Million Five Hundred Thousand Dollars ($1,500,000) each commencing on December 1, 2018, and on the first day of each March, June, September, and December thereafter, until the entire outstanding principal and interest of the 2018 Term Loan is repaid in full or, if earlier, the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(h)Section 4.9 of the Credit Agreement is amended entirely to read as follows:

4.9Use of Proceeds.  Proceeds of the 2018 Term Loan shall be used by Borrower to (a) refinance the outstanding principal balance of the 2016 Term Loan (b) finance the purchase price for the SRS Acquisition and pay costs and expenses incurred in connection the SRS Acquisition, and (c) repay a portion of the principal balance outstanding under the Revolving Credit.

(i)Section 5.2(c) of the Credit Agreement is amended entirely to read as follows:

(c)No later than ninety (90) days after the Third Amendment Effective Date, Borrower shall have executed and delivered a Rate Management Agreement (or other interest rate swap agreement(s)) with respect to the 2018 Term Loan, based on a notional amount of not less than Seventeen Million Five Hundred Thousand Dollars ($17,500,000) and a duration of three years; and

(j)Section 5.2(d) of the Credit Agreement is amended entirely to read as follows:

(d)No later than ninety (90) days after the Third Amendment Effective Date (or such later date as the Agent may agree in its reasonable discretion), Borrower shall have delivered to Agent Collateral Access Agreements for each of the locations required under Section 4.1(f)(ii) of the Security Agreement executed by Borrower and each applicable landlord or bailee.

(k)Section 7.1(b) of the Credit Agreement is amended entirely to read as follows:

(b)as soon as available, but in any event within forty-five (45) days after the end of each quarter (excluding the last quarter of each Fiscal Year), Borrower prepared unaudited Consolidated balance sheets of Borrower and its Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of Borrower and its Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of Borrower as being fairly stated in all material respects;

(l)Section 7.9(a) of the Credit Agreement is amended entirely to read as follows:

(a)Maintain at all times a Total Debt to EBITDA Ratio of not more than the ratio set forth below during the applicable period after taking into account whether the Machining Division Sale has occurred:

Applicable Period	Applicable Ratio until Machining Division Sale	Applicable Ratio upon and after Machining Division Sale
Third Amendment Effective Date through December 30, 2018	2.75:1.00	1.75:1.00
December 31, 2018 through December 30, 2019	2.50:1.00	1.75:1.00
December 31, 2019 through December 30, 2020	2.25:1.00	1.75:1.00
December 31, 2020 and thereafter	2.00:1.00	1.75:1.00

(m)Section 8.1(b) of the Credit Agreement is amended entirely to read as follows:

(b)any Debt existing on the Third Amendment Effective Date and set forth in Schedule 8.1 and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Third Amendment Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing) and (ii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(n)Section 8.6(b) of the Credit Agreement is amended entirely to read as follows:

(b)Investments existing on the Third Amendment Effective Date and listed on Schedule 8.6;

(o)Schedules 1.2, 1.3, 5.1(b), 5.1(c), 6.16, 6.18, 6.19, 8.1, 8.2, 8.6, 8.7 and 13.6 to the Credit Agreement are amended to be in the form of Amended Schedules 1.2, 1.3, 5.1(b), 5.1(c), 6.16, 6.18, 6.19, 8.1, 8.2, 8.6, 8.7 and 13.6 attached to this Amendment.

2.Consent to SRS Acquisition.  The Lenders and Agent confirms that notwithstanding the provisions of Section 8.6 (Acquisitions) they consent to the SRS Acquisition provided that each of the following conditions is satisfied:

(a)The SRS Acquisition shall meet each of the requirements set forth in the definition of “Permitted Acquisition” except for clauses (f), (g), and (k) thereof;

(b)Agent shall have received satisfactory evidence that if the 2018 Term Loan and the consummation of the SRS Acquisition were given effect as of August 31, 2018, Borrower’s Total Debt to Adjusted EBITDA Ratio measured at that date on a proforma basis would be not greater than 2.50:1.00;

(c)The SRS Acquisition shall be consummated on the Third Amendment Effective Date;

(d)The total acquisition consideration paid or incurred by Borrower in the SRS Acquisition shall not be greater than $14,750,000.00;

(e)After consummating the SRS Acquisition, the Unused Revolving Credit Availability shall be at least $5,000,000.00;

(f)Agent shall have received in form and detail satisfactory to it in all respects each of the documents identified on attached Schedule 2(f) and each such document shall then be deemed to be a Loan Document;

(g)Each of the representations and warranties set forth in Section 6 of the Credit Agreement shall be true and correct as to SRS that are applicable to it as a Credit Party, and SRS shall be in compliance with each of the provisions of Sections 7 and 8 of the Credit Agreement that are applicable to it as a Subsidiary;

(h)Agent and each Lender shall have received in form and detail satisfactory to it in all respects all forms and information with respect to SRS in order to carry out its respective customer identification program;

(i)Borrower shall have delivered supplements to the Schedules to the Credit Agreement reflecting applicable information about SRS; and

(j)Each of the conditions set forth in Section 3 of this Amendment shall be satisfied.

This provision is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the SRS Acquisition which would otherwise not be permitted under the terms and conditions of the Credit Agreement.

3.Conditions.  This Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied:

(a)Agent shall have received:

(i)executed original counterparts of this Amendment duly executed and delivered by Agent, the Lenders and Borrower; and

(ii)executed original counterparts of the documents identified on attached Schedule 3(a)(ii) duly executed and delivered by Borrower, the other Credit Parties, and ULHI as the case may be, and each such document shall then be deemed to be a Loan Document;

(b)Agent shall have received Borrower’s projections for Fiscal Years 2018 through 2022, presented on a quarter-by-quarter basis for Fiscal Years 2018 through 2020, and an annual basis thereafter, which projections shall be based on reasonable estimates and assumptions taking into account all facts and information known at that time (or reasonably available to Borrower or any Subsidiary at that time);

(c)The conditions set forth in Section 2 of this Amendment and in Sections 5.2(a) and (b) of the Credit Agreement have been satisfied;

(d)Borrower shall have paid to Agent, for the pro rata account of the Lenders, a fee of $72,500; and

(e)Borrower shall have paid to Agent any fees due under the terms of the Fee Letter dated June 8, 2018 (the “Fee Letter”), along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders under the Fee Letter or hereunder as of the date hereof (including reasonable fees, disbursements and other charges of counsel to Agent).

4.Special Conditions related to SRS.  Notwithstanding the provisions of the Credit Agreement as amended by this Amendment:

(a)Borrower may not include SRS’s Eligible Accounts, Unbilled Accounts, and Eligible Inventory for purposes of determining the Borrowing Base unless and until each of the following conditions is satisfied:

(i)Borrower provides with each Borrowing Base Report a detailed, aged report of all amounts payable by SRS to owner/operators and freight and transportation brokers, and such amounts shall reduce the Borrowing Base accordingly;

(ii)To the extent that as of any reporting date SRS has an unreconciled variance between its accounts receivable and general ledger agings, Borrower will report the lesser on the applicable Borrowing Base Report;

(iii)SRS shall have filed notices of business activity or equivalent reports in the form required by the applicable Governmental Authority in the States of Minnesota and New Jersey;

(iv)Agent has determined to its satisfaction that SRS issues an invoice when an Account is fully earned and that SRS reports its agings of Accounts based on invoice dates; and

(v)Agent has completed verifications of SRS’s Accounts to Agent’s sole and unrestricted satisfaction.

(b)Borrower may not include SRS’s assets, liabilities, and items of income tax, expense, loss, gain, and cash flow for purposes of determining Borrower’s compliance with the provisions of Section 7.9 of the Credit Agreement until Borrower has provided the Lenders and Agent the following, each of which shall be satisfactory to Agent in all respects:

(i)SRS’s financial statements (including balance sheets and statements of income and cash flows, accompanied by all accountants’ audit or review reports) for the fiscal years of 2013 through 2017 and the 2018 fiscal year-to-date; and

(ii)A “quality of earnings” report covering SRS completed by an independent accounting firm reasonably satisfactory to Agent.

5.Authority.  Borrower hereby certifies that it has taken all necessary actions to authorize this Amendment and the other Loan Documents delivered herewith, supported by appropriate resolutions, that no consents or other authorizations of any third parties are required in connection therewith, and that either there have been no changes in the organizational documents previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with the certificate.

6.Representations and Warranties.  Borrower hereby represents and warrants that, after giving effect to any amendments and consents contained herein, (a) execution and delivery of this Amendment and the other Loan Documents delivered herewith and the performance by Borrower of its obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit

Agreement”) are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation or bylaws, and do not require the consent or approval of any governmental body, agency or authority, and (b) the Amended Credit Agreement will constitute the valid and binding obligations of Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).  Borrower hereby reaffirms, covenants and agrees to be bound by all the terms and conditions of the Amended Credit Agreement and each of the other Loan Documents.

7.No Other Changes.  Except as specifically set forth herein, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the other Loan Documents.  Borrower hereby acknowledges and agrees that this Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of Borrower, or any other Credit Party or any other party or any rights, privilege or remedy of Agent or the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument except as specifically set forth herein.  Furthermore, this Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders or Agent with respect to any non-compliance by Borrower with the Credit Agreement or the other Loan Documents, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

8.Ratification.  Borrower hereby reaffirms, confirms, ratifies and agrees to be bound by each of its covenants, agreements and obligations under the Amended Credit Agreement and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Amendment.  Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to Credit Agreement as amended by this Amendment and each other amendment made to the Credit Agreement from time to time.

9.Defined Terms.  Unless otherwise defined to the contrary herein, all capitalized terms used in this Amendment shall have the meanings set forth in the Credit Agreement.

10.Confirmation of Lien Upon Collateral.  Borrower acknowledges and agrees that the Indebtedness is secured by the Collateral and that its obligations under the Security Agreement dated as of December 23, 2015, by and among Borrower, such other entities which from time to time become parties thereto, and Agent, for and on behalf of the Lenders constitute valid, legal, and binding agreements and obligations of Borrower.  The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.

11.Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

12.Other Modification.  In executing this Amendment, Borrower is not relying on any promise or commitment of Agent or the Lenders that is not in writing signed by Agent and the Lenders.

13.Expenses.  Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent and the Lenders incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

14.Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Michigan, and may be executed in counterpart, in accordance with Section 13.9 of the Credit Agreement.  Each of the parties hereto agrees that this Amendment and any other Loan Document signed by it and transmitted by facsimile or email or any other method of delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding whether or not the original is in existence.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this Third Amendment to Credit Agreement to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

Westport Axle Corp. By: /s/ Jude M. Beres Name: Jude M. Beres Title: Chief Financial Officer	Comerica Bank, as Agent By: /s/ David J. Zablocki Name: David J. Zablocki Title: Vice President & Alternate Group Manager
Comerica Bank, as a Lender, Issuing Lender and a Swing Line Lender By: /s/ David J. Zablocki Name: David J. Zablocki Title: Vice President & Alternate Group Manager

[continuation signature page for Third Amendment to Credit Agreement–Westport Axle Corp.]

The Huntington National Bank

By: /s/ Sarah E. Virga
Name: Sarah E. Virga
Title: Senior Vice President

Amended Schedule 1.2

Percentages and Allocations

Revolving Credit and Term Loan Facilities

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS	TERM LOAN PERCENTAGE	TERM LOAN ALLOCATIONS	WEIGHTED PERCENTAGE
Comerica Bank	58.3333333%	$11,666,666.67	58.3333334	$17,499,999.99	58.3333334%
The Huntington National Bank	41.6666667%	$8,333,333.33	41.6666666	$12,500,000.01	41.6666666%
TOTALS	100%	$20,000,000.00	100%	$30,000,000.00	100%

Amended Schedule 1.3

Compliance Information

Borrower	Address	Type of Organization	Jurisdiction of Formation	Tax ID
Westport Axle Corp.	12740H Westport Rd Louisville, KY 40245	Corporation	Kentucky	61-1100604
Guarantors
Westport USA Holding, LLC	12755 East Nine Mile Warren, Michigan 48089	Limited Liability Company	Delaware	46-3147498
Westport Machining Holdings, Inc.	12755 East Nine Mile Warren, Michigan 48089	Corporation	Michigan	47-4774658
Westport Machining, LLC	12755 East Nine Mile Warren, Michigan 48089	Limited Liability Company	Michigan	47-4779195
Specialized Rail Service, Inc.	120 East 700 South, Clearfield, UT 84015	Corporation	Nevada	88-0294067
Universal Logistics Holdings, Inc.	12755 East Nine Mile Warren, Michigan 48089	Corporation	Michigan	38-3640097

Schedule 5.1(b)

Jurisdictions

Company	Jurisdiction
Westport USA Holding, LLC	DE, KY
Westport Axle Corp.	KY, OH, PA, VA
Westport Machining Holdings, Inc.	MI, KY
Westport Machining, LLC	MI, KY
Specialized Rail Service, Inc.	NV, UT
Universal Logistics Holdings, Inc.	MI, OH, TX

Schedule 5.1(c)

UCC Jurisdictions

Credit Party	UCC Jurisdiction
Westport Axle Corp.	Kentucky
Westport Machining Holdings, Inc.	Michigan
Westport Machining, LLC	Michigan
Westport USA Holdings, LLC	Delaware
Universal Logistics Holdings, Inc. f/k/a Universal Truckload Services, Inc.	Michigan
Specialized Rail Service, Inc.	Nevada

Schedule 6.16

Subsidiaries

Parent	Subsidiary
Westport USA Holding, LLC	Westport Axle Corp.
Westport Axle Corp.	Westport Machining Holdings, Inc. Specialized Rail Service, Inc.
Westport Machining Holdings, Inc.	Westport Machining, LLC

Schedule 6.18

Franchises, Patents, Copyrights, Tradenames, etc.

Westport Axle Corp.
Westport
Westport Corp.
Westport Global
Westport Machining, LLC
Westport Machining
Westport Components
Universal Truckload Services, Inc. Universal Logistics Holdings, Inc.

Schedule 6.19

Capital Structure/Equity Interests

	Shares
	Auth.	Issued	Out-standing	Par Value	Stockholders/Members
Borrower:
Westport Axle Corp.	2,000	780	780	-	Westport USA Holding, LLC

Subsidiaries:
Westport Machining Holdings, Inc.	50,000	1,000	1,000	-	Westport Axle Corp.
Specialized Rail Service, Inc.	50,000	47,144	47,144	$.001	Westport Axle Corp.
Westport Machining, LLC	------- Single Member LLC --------(1,000 Uncertificated Units)				Westport Machining Holdings, Inc.

Amended Schedule 8.1

Debt

Westport Machining

		Remaining
WESTPORT CAPITAL LEASES - EQUIPMENT		
TCF Equipment Finance 11100 Wayzale Boulevard, Suite 801 Minnetonka, MN 55305	2 Samsung SL 35's	23,702.19

Contract Number	Invoice Description
001-0182753-500	Lease Schedule No. 155668-001

WESTPORT OPERATING LEASES		
HYG Financial Services P.O. Box 14545 Des Moines, IA 50306-3545	3 Forklifts	47,135.55

```
0001  4-WHEEL
         SERIAL  NUMBER   C910V04656P
         MODEL   NUMBER   GC060VX
       - LOCATION:
           12740 H WESTPORT RD
           LOUISVILLE KY 40245
0002  4-WHEEL
         SERIAL  NUMBER   C910V04657P
         MODEL   NUMBER   GC060VX
       - LOCATION:
           12740 H WESTPORT RD
           LOUISVILLE KY 40245
0003  4-WHEEL
         SERIAL  NUMBER   C910V04658P
         MODEL   NUMBER   GC060VX
       - LOCATION:
           12740 H WESTPORT RD
           LOUISVILLE KY 40245
```

Account Schedule Number

9858656-001

BB&T Commercial Equipment Capital 2 Great Valley Parkway, Suite 300 Malvern, PA 19355	Advance SC 7000 Sweeper/Scrubber	9,020.76

Contract Number	Description
	ADVANCE SC 7000 SWEEPER/SCRUBBER
46319002	LEASE RENTAL

Duplicator Sales & Services	multiple copiers

Amended Schedule 8.2

Liens

Loan Party	Secured Party	Collateral Description
Westport Machining, LLC	HYG Financial Services, Inc.	Specific Equipment
Universal Logistics Holdings, Inc.	PNC Bank, National Association, as Agent	All Assets
Westport Axle Corp.	ComDoc	Specific Equipment
Westport Axle Corp.	Mazak Corporation	Specific Equipment
Westport Axle Corp.	General Electric Capital Corporation	Specific Equipment
Westport Axle Corp.	Duplicator Sales & Service Inc.	Specific Equipment
Westport Axle Corp.	TCF Equipment Finance, a division of TCF National Bank	Specific Equipment
Westport Axle Corp.	NMHG Financial Services, Inc.	Specific equipment
Westport Axle Corp.	Raymond Leasing Corporation	Specific Equipment
Westport Axle Corp.	Banc of America Leasing & Capital, LLC	Specific Equipment

Amended Schedule 8.6

Investments

1.	Equity Interests in Subsidiaries
2.

Specialized Rail Service, Inc., owns a 50% stake in Southwest Transload & Distribution, LLC, a manager-managed Nevada limited liability company, through a Letter of Intent dated April 5, 1999 between SRS and Cascade Warehouse Company, Inc., an Oregon corporation for the purposes of forming a 50/50 joint venture in the establishment of a transload facility in Las Vegas, NV.

Amended Schedule 8.7

Transaction with Affiliates

1.	Administrative Services Agreement, dated August 22nd, 2015 by and between Westport Axle Corp. and Westport Machining, LLC.
2.	Management Services Agreement, dated September 27th, 2015 by and between Universal Management Services, Inc. certain affiliates including: Westport Axle Corp. and Westport USA Holding, LLC.
3.	Office and Parking Lease, dated October 12, 2018 between Specialized Rail Service, Inc., and Westport Axle Corp.
4.	Intellectual Property License Agreement, dated January 1, 2017 between Westport USA Holding, LLC and Westport Axle Corporation.

Amended Schedule 13.6

Address for Notices

For Notice to Borrower:

Send Notice to:

Chief Financial Officer

c/o Universal Logistics Holdings, Inc.

12755 E. Nine Mile Rd.

Warren, MI 48089

Office:  586-920-0100

Fax:  586-920-0258

jberes@goutsi.com

With copy to (which shall not constitute notice):

Alexis Schostak, Esq.

Dykema Gossett PLLC

39577 Woodward Avenue, Suite 300

Bloomfield Hills, MI 48304

Office:  (248) 203-0700

Fax:  (248) 203-0763

aschostak@dykema.com

For Notice to Agent:

Send Notice to:

Comerica Bank, as Administrative Agent for the Lenders

411 W. Lafayette, 7th Floor,  MC3289

Detroit, Michigan 48226

Attn:  Corporate Finance

For advance requests and/or paydowns:  corpfinadmin@comerica.com

For reporting requirements:  reportingcorpfin@comerica.com

And

David J. Zablocki

Comerica Bank

3501 Hamlin Rd.

Suite 3 MC 5240,

Auburn Hills, MI 48326

Schedule 2(f)

SRS Acquisition Documents List

1.  Stock Purchase Agreement

2.  Escrow Agreement

3.  Real Estate Purchase Agreement

Schedule 3(a)(ii)

Third Amendment Documents List

1. 2018 Term Loan Notes

2.Amendment to Security Agreement

3.Amendment to Guaranty - ULHI

4.Reaffirmation of Guaranty – Subsidiary Guarantors and Parent Guarantor

5.Amendment to Mortgage – 4001 Collins Lane, Louisville, KY

6.Joinder to Guaranty - SRS

7.Joinder to Security Agreement - SRS

8.Closing Certificate – Borrower – Third Amendment Conditions

9.Closing Certificate – Borrower – SRS Acquisition

10.Secretary’s Certificate – SRS

11.Recertifications of Authority:

(a)Westport Axle

(b)Westport Machining Holdings

(c)Westport Machining

(d)Westport USA Holdings

(e)ULHI